Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Depomed, Inc. of our report dated March 3, 2015 relating to the special purpose combined financial statements of the NUCYNTA® Franchise of Janssen Pharmaceuticals, Inc., which appears in Depomed, Inc.’s Current Report on Form 8-K/A dated June 10, 2015.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

May 25, 2016